Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT AND RELEASE

This EXECUTIVE SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is entered into by and between Peggy Howard-Moore (“Employee”) and Alliant Energy Corporate Services, Inc. (“Employer”). In consideration for the mutual promises set forth herein, the parties agree as follows:

1.           Severance Date. Employee’s employment with Employer terminated effective May 31, 2009 (“Severance Date”). Employee received Employee's current salary and benefits, including payment for unused vacation, through the Severance Date. Except as expressly provided herein, all obligations of Employer to Employee terminated as of the Severance Date.

2.         Severance Benefits. In consideration for the release set forth in Paragraph 5 of this Agreement, Employer will pay to Employee the sum of One hundred ninety five thousand, dollars ($195,000.00), less appropriate federal and state withholdings, by the next regular pay period following the expiration of the seven (7) day revocation period specified in Paragraph 10. This sum represents twelve (12) months of Employee’s base salary.

3.           Outplacement and Tuition Reimbursement. In further consideration for the release set forth in Paragraph 5 of this Agreement, the Employer will provide Employee with up to ten thousand dollars ($10,000.00) in either Outplacement Services or Tuition Reimbursement in accordance with programs maintained by the Employer. Outplacement Services must be used within six (6) months of the Severance Date and Tuition Reimbursement benefits must be used within twenty-four (24) months of the Severance Date. Employee will be required to make an irrevocable election for either Outplacement Services or Tuition Reimbursement at the time this Agreement is executed.

4.         Other Benefits. Employee will cease to be eligible to participate under any stock option, bonus, equity, incentive compensation, medical, dental, life insurance, retirement, pension, and other compensation or benefit plans of Employer following the Severance Date except as set forth below. Thereafter, Employee will have no rights under such plans, except as follows:

a.

If Employee was enrolled in a medical plan and/or dental plan of Employer, such coverage continued to May 31, 2009. Thereafter, Employee may elect to continue coverage under federal COBRA provisions for up to eighteen (18) months. If Employee elects continued coverage, Employer will pay for the first six (6) months of COBRA coverage, after which time Employee will be responsible for paying all or a portion of the monthly premiums consistent with applicable law.

b.

Employee will retain any vested rights under all qualified retirement plans of Employer in which Employee is a participant and all rights associated with such benefits, including retiree medical and dental coverage, as determined by the official terms of those plans.

c.

All vested stock options held by Employee as of the Severance Date may be exercised in accordance with the official terms of any stock option plan in which Employee is a participant. All options not vested as of the Severance Date shall be forfeited. Shares of restricted stock shall be handled in accordance with the provisions of the individual grant agreements.

d.	Employee will retain any vested rights under the Alliant Energy Corporation Key Employee Deferred Compensation Plan in accordance with the official terms of that plan.
e.

If the Alliant Energy Board of Directors approves a payout under the Alliant Energy incentive compensation plans for 2009, Employee will be eligible to receive a payment for incentive compensation in accordance with the terms of the plan in which Employee is a participant. Such payment shall be made to the Employee at the same time as incentive payments are made to current Alliant Energy employees, if at all, and shall be subject to appropriate federal and state withholdings.

5.         Release. In exchange for the promises made by Employer contained in this Agreement, Employee hereby releases and forever discharges Employer, its parent, subsidiaries, affiliates, agents, employees, officers, directors, shareholders, successors, and assigns from all claims, liabilities, demands and causes of action whether known or unknown, fixed or contingent, arising out of or in any way connected with Employee’s employment with Employer or the termination thereof. This Agreement includes, but is not limited to, all matters in law, in equity, in contract, or in tort, pursuant to statute, including any claim arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or any other applicable federal, state, or local law or ordinance. This Agreement does not apply to any claim or rights that may arise under the Age Discrimination in Employment Act after the date this Agreement is executed. It is expressly agreed Employee will not institute, cause to be instituted, prosecute, or take any award of money or other damages from any action, lawsuit, complaint, or proceeding against Employer which relates to, or arises out of, Employee’s employment with Employer or the termination thereof; provided, however, that this provision shall not be deemed to prohibit either party from taking such steps as are necessary to enforce the terms and conditions of this Agreement.

            6.           Proprietary and Confidential Information. Employee agrees to hold in strictest of confidence, and not use to compete with Employer or disclose to anyone except as expressly authorized in writing by Employer, any proprietary or confidential information of Employer or other information and data pertaining to the activities and operations of Employer and not made available to the general public by Employer or with Employer’s consent. Proprietary and confidential information includes, but is not limited to, trade secrets, information relating to the business, financial, legal, and personnel matters of Employer, information relating to the internal operations of Employer such as operations methods, equipment, and quality control procedures, information relating to development projects, information relating to actual or potential customers or suppliers, marketing plans, price and cost data, and proprietary information of other companies or individuals which has been disclosed to Employer under a requirement of secrecy. Proprietary and confidential information may or may not be in documentary form and includes computer software programs, drawings, plans, letters, and databases. This obligation shall remain in effect for so long as Employee has knowledge or possession of information that remains confidential and secret. Employee shall promptly return to Employer, and not deliver to anyone else, all documents and materials containing proprietary and confidential information, including the original and all copies and summaries of such documents and materials. In the event Employee breaches the terms of this Paragraph 6, Employee shall be responsible for whatever damages Employer incurs as a result of said breach, including reasonable costs and attorney's fees of an action necessary to enforce the Agreement. In addition to all of the remedies otherwise available to Employer, the Employer shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of this Paragraph 6.

7.           Waiver of Reinstatement and Reemployment. Employee acknowledges, agrees and covenants that Employee is not entitled to reemployment or reinstatement of employment in any position, capacity, or context with Employer and/or its parent, subsidiaries, or affiliates.

8.           Entire Agreement. This Agreement contains the entire agreement between the parties, and there are no other understandings or terms, either express or implied. This Agreement shall be amended only by a written agreement signed by both parties.

9.           Voluntary Agreement; Advice of Counsel; 45-Day Period. Employee acknowledges and states that:

a.	Employee has read this Agreement, understands its legal and binding effect, and is acting voluntarily and freely in executing this Agreement.
b.	Employee has had an opportunity to seek, and was advised in writing to seek, legal counsel prior to signing this Agreement.
c.	Employee was given at least 45 days to consider the terms of this Agreement prior to signing it.

10.         Revocation. Employee and Employer expressly agree that Employee has the right to revoke this Agreement by providing written notice of Employee’s intent to revoke this Agreement to Tom Drury, Madison, WI within seven calendar days after Employee signs the Agreement. This Agreement shall not become effective or enforceable if revoked. Any revocation, however, does not affect Employee’s separation from employment effective as of the Severance Date set forth in Paragraph 1.

11.         Information Provided. Employer acknowledges that this Agreement has been provided to Employee in connection with an exit incentive or other employment termination program. Employee acknowledges that on the date Employee received a copy of this Agreement, Employee also received a description of the class, unit, or group of individuals covered by the exit incentive or other employment termination program (the “Program”), the eligibility factors of the Program, any time limits applicable to the Program, the job titles and ages of all individuals eligible for the Program; and the ages of all individuals in the same job classification or organizational unit who are not eligible for the Program.

12.	Choice of Law. This Agreement shall be construed under the laws of the State of WI.

13.         Binding Effect. This Agreement shall inure to the benefit of and is binding upon the parties hereto and their respective heirs, executors, estates, personal representatives, legal representatives, parents, subsidiaries, affiliates, successors, and assigns.

14.         Employee Acknowledgment: Employee expressly acknowledges the following: I HAVE CAREFULLY READ THIS AGREEMENT. I HAVE BEEN ADVISED IN WRITING BY EMPLOYER TO TAKE THIS AGREEMENT TO AN ATTORNEY OF MY CHOOSING FOR REVIEW AND EXPLANATION. I FULLY UNDERSTAND THE BINDING EFFECT OF THIS AGREEMENT AND THAT IT CONTAINS VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF THAT EMPLOYMENT. I AM SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING EMPLOYER FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT.

Date:_______________________________	By:_______________________________
Peggy Howard-Moore

Alliant Energy

Date:_______________________________	By:_______________________________
Barbara Swan
Executive Vice President, General Counsel and Chief
Administrative Officer